Exhibit 5.1

July 22, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special counsel to Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”) and Nationstar Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) in connection with the Issuers’ offering pursuant to a registration statement on Form S-3 (No. 333-188872) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated May 28, 2013, as supplemented by the prospectus supplement dated July 17, 2013 (together, the “Prospectus”), of $250 million aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2018 (the “Notes”). The Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Notes were issued under an indenture dated as of July 22, 2013 (the “Indenture”), between the Registrants and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

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(c)	an executed copy of the Indenture; and

(d)	a facsimile copy of the of the Notes in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and those Guarantors listed on Annex A hereto and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (1) the Notes are the valid, binding and enforceable obligations of the Issuers, entitled to the benefits of the Indenture and (2) the Guarantees are the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor incorporated in the State of Tennessee, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Tennessee, of the opinion of Bass, Berry & Sims, PLC, a copy of which is filed as Exhibit 5.2 to the Current Report on Form 8-K of Nationstar Mortgage Holdings Inc. dated July 22, 2013 (the “July 2013 8-K”), and our opinions are subject to all of the limitations and qualifications contained therein. In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of any of the Guarantors incorporated or organized in the states of California, Georgia, Nevada or New Jersey, we have assumed the correctness, without independent investigation, as to matters relating to the law of the States of California, Georgia, Nevada and New Jersey, of the opinion of Greenberg Traurig LLP, a copy of which is filed as Exhibit 5.3 to the July 2013 8-K, and our opinions are subject to all of the limitations and qualifications contained therein. In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor incorporated in the State of Minnesota, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Minnesota, of the opinion of Dykema Gossett PLLC, a copy of which is filed as Exhibit 5.4 to the July 2013 8-K, and our opinions are subject to all of the limitations and qualifications contained therein. Except insofar as we have relied on such opinions, the foregoing opinions are limited to the federal law of the United States

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of America, the law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters” and to the filing of this opinion letter as Exhibit 5.1 to the July 2013 8-K. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

[Signature page follows]

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner

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Schedule A – Guarantors Incorporated in the State of Delaware

Centex Land Vista Ridge Lewisville III General Partner, LLC

Centex Land Vista Ridge Lewisville III, L.P.

Champion Mortgage LLC

Harwood Service Company LLC

Homeselect Settlement Solutions, LLC

Nationstar 2009 Equity Corporation

Nationstar Sub1 LLC

Nationstar Sub2 LLC

NSM Foreclosure Services Inc.

Veripro Solutions Inc.